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                                                                    Exhibit 10.7

                         AMENDMENT NO. 2 TO DISTRIBUTION
                       AND FULFILLMENT SERVICES AGREEMENT

     THIS AMENDMENT NO. 2 ("Second Amendment"), is effective as of
July 2, 2002, by and between Cricket Communications, Inc. ("Cricket"), successor in interest to Chase Telecommunications, Inc., a Delaware corporation, and CellStar, Ltd. ("CellStar"), a Texas limited partnership.

                                   WITNESSETH:

     WHEREAS, Cricket and CellStar are parties to that certain Distribution and Fulfillment Services Agreement, effective as of December 22, 1999, as amended by Amendment No. 1, effective as of September 21, 2001, and as extended by letter dated January 15, 2002 (collectively, the "Agreement"), pursuant to which CellStar provides distribution, fulfillment and logistics services to facilitate the sale and distribution of mobile phone handsets and accessories to Cricket and its customers;

     WHEREAS, the Agreement contemplated that CellStar would provide certain services under a standard business model developed by the parties to meet the requirements of Cricket's dealers and distributors as of the date of the Agreement;

     WHEREAS, Cricket's business has since expanded to include sales opportunities with large national retailers and discount chains whose payment practices and operating procedures may require CellStar to implement new procedures and/or incur additional costs, expenses, fees, deductions, chargebacks, returns or liabilities over and above those included in the original business model contemplated in the Agreement; and

     WHEREAS, the parties desire to modify and set out their respective obligations with respect to such customers and their requirements.

     NOW, THEREFORE, in consideration of mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Definitions. For purposes of this Second Amendment only, the following defined terms shall apply:

     "Added Services" means any services not listed on Exhibit A of the Agreement.

     "Agreement" is defined in the first recital paragraph above.

     "Mass Merchant" means those Cricket dealers and distributors that are the subject of a separate Merchant Addendum and sales to whom would require CellStar to: (i) perform Added Services, (ii) implement new procedures; (iii) incur additional costs, expenses or fees in providing Standard Services or Added Services, and/or (iv) be subject to potential costs, penalties, charge-backs, deductions, returns or liabilities in excess of those allocated for the Standard Services. Mass Merchants could include, without limitation: Wal-Mart, McLane, Best Buy, AutoZone, Office Depot, Staples, Kroger and such other parties as may from time to time be designated as Mass Merchants as mutually agreed in writing

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between Cricket and CellStar as a result of the terms and conditions contained in such Mass Merchant's Vendor Requirements.

     "Merchant Addendum" is defined in Section 3.4 below.

     "Merchant Deducts" means any and all (i) fees, costs or expenses imposed, charged, billed, invoiced to CellStar by any Mass Merchant, or (ii) amounts deducted by any Mass Merchant from amounts validly invoiced by CellStar, including without limitation fees, costs, expenses and amounts deducted for freight, insurance, unauthorized returns, handling fees for authorized or unauthorized returns, freight or insurance charges for returns, defective product allowances, unauthorized charge-backs, or any other items resulting in payments to CellStar of less than the full amount validly invoiced by CellStar to such Mass Merchant but in each case only as mutually agreed upon in advance by Cricket and Cellstar with respect to each Mass Merchant in the applicable Merchant Addendum.

     "Second Amendment" means this Amendment No. 2 to the Agreement.

     "Standard Services" means the Services set forth on Exhibit A of the Agreement.

     "Vendor Requirements" means any policy, procedure, practice, custom or requirement of any Mass Merchant, including any risk, duty, obligation or liability assumed or undertaken by CellStar in compliance with, or in order for CellStar to comply with such Mass Merchant's terms, conditions or requirements for sales to such Mass Merchant, as set out in a written agreement executed by CellStar and such Mass Merchant, under which CellStar is to provide distribution and fulfillment services on behalf and for the benefit of only Cricket and that do not constitute part of the Standard Services, but only after Cricket has reviewed an unredacted copy of such written agreement and provided CellStar with acceptance of such terms in the form of the applicable Merchant Addendum. An example of a Vendor Requirement includes, by way of illustration only and not for purposes of limitation, a requirement that CellStar indemnify a Mass Merchant for product liability or intellectual property infringement claims, which indemnification obligation is beyond or outside the scope of CellStar's standard indemnity provided in the Standard Services or as routinely provided to other customers of CellStar.

     All other capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

     SECTION 2. Amended Provisions. The provisions of this Second Amendment are intended to amend and supercede any provision of the Agreement that is inconsistent or in conflict with this Second Amendment, including without limitation, inconsistent or conflicting portions of Sections 3 and 10 of the Agreement. In the event of a conflict between the provisions of the Agreement and this Second Amendment, the provisions of this Second Amendment shall control.

     SECTION 3. Sales and Distribution to Mass Merchants; Indemnification by Cricket.

          3.1  Indemnification by Cricket.

          (a) To induce CellStar to fulfill and ship Products to Mass Merchants and comply with the Vendor Requirements, Cricket hereby agrees, subject to the provisions of Section 3.5 hereof and the terms and conditions set forth in this Second Amendment and the corresponding Merchant Addendum, to indemnify and hold CellStar harmless for any and all costs, losses, fees, expenses, penalties, deductions, reduced payments, chargebacks, excessive or unauthorized returns and/or discounts and any liabilities incurred or to which CellStar becomes subject as a result of entering into agreements and/or conducting sales transactions with Mass Merchants at the request or for the benefit of Cricket as contemplated in the applicable Merchant Addendum (collectively, the "Charges"), including

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without limitation, Merchant Deducts, but only to the extent such Charges arise out of Cellstar providing services that do not constitute Standard Services and are not incurred solely as a result of CellStar's error or omission, provided, however, that Cricket shall not be liable under this Section for any such Charges that result from or are caused by CellStar's breach of contract, negligence or intentional misconduct, for which CellStar shall indemnify, defend and hold Cricket harmless. The indemnification obligations in this Section shall survive the termination or expiration of the Agreement for a period of one (1) year.

          (b) With respect to any amount for which CellStar claims indemnification from Cricket, CellStar shall provide to Cricket appropriate supporting documentation as reasonably requested by Cricket, such as (i) proof of delivery of Products invoiced to the Mass Merchant; (ii) copies of invoices supporting the existence of the Merchant Deduct and/or Vendor Requirement; (iii) copies of correspondence and other documentation, if any, documenting CellStar's attempts to collect for or reverse the Merchant Deduct or Vendor Requirement and that such attempts have not been successful, (iv) any other supporting documentation reasonably requested by Cricket.

          3.2 Fulfillment by CellStar. In consideration for Cricket's agreement to indemnify CellStar in Section 3.1 hereof, and in reliance thereon, upon Cricket's written request and subject to the terms and conditions of the Agreement as modified by this Second Amendment, CellStar agrees to enter into and perform under vendor agreements with Mass Merchants for the sale and distribution of Cricket Products to such Mass Merchants. Notwithstanding the foregoing, CellStar shall not be obligated to execute any agreement with, or accept or fulfill any purchase order from, a Mass Merchant unless and until transactions with that Mass Merchant are made subject to the Agreement, as amended by this Second Amendment, by execution of a Merchant Addendum, as defined below.

          3.3. New Account Review and Initiation. Cricket will notify CellStar of each new Mass Merchant prospect selected by Cricket ("Prospect"), and will provide CellStar with such Prospect's forms of vendor agreements, guidelines, procedures, manuals and other relevant documents and materials governing such Mass Merchant's packaging, labeling, invoicing, payment, shipping and other Vendor Requirements, ("Forms"). Within seven (7) days of receipt from Cricket, CellStar will review the Prospect's Forms and advise Cricket in writing of: (i) any Added Services and the price at which CellStar will perform them; (ii) the type or nature and estimated amount of any anticipated Merchant Deducts; and
(iii) the scope and anticipated costs associated with any Vendor Requirements. Cricket and Cellstar acknowledge and agree that such estimated amounts or anticipated costs shall be reasonable estimates only.

          3.4 Merchant Addendum. CellStar and Cricket shall work together in good faith to agree upon the specific terms and conditions for sales and shipments to each Mass Merchant Prospect, including, without limitation, the pricing for any Cellstar charges related to Vendor Requirements. The final agreement between Cricket and Cellstar with respect to each Mass Merchant Prospect shall be set forth in a separate written document ("Merchant Addendum") which, upon execution by Cricket and CellStar, shall be subject to the terms and conditions of the Agreement and this Second Amendment.

          3.5  Exceptions to Cricket's Indemnification Obligation.


          (a)  Cricket shall not be obligated to indemnify CellStar for:

               (i) any Merchant Deduct that is attributable to or arises from an event or condition for which anyone or more of CellStar or CellStar's employees, agents or subcontractors are responsible; or

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               (ii)  any item for which CellStar was directly at fault in failing to comply with terms and conditions that were agreed upon in advance by CellStar and Cricket with respect to any Mass Merchant.

     SECTION 4.  Invoicing and Payment.


          4.1 Obligations of Cricket. Cricket shall be responsible for informing all Mass Merchants of any price changes. Penalties assessed or amounts deducted by a Mass Merchant due to improper price notification will be charged to Cricket without any attempt by CellStar to have the Mass Merchant reverse the assessment or deduction. Cricket must reasonably notify CellStar prior to a change in any Uniform Product Code (UPC) and upon introduction of any new Product. Cricket shall provide assistance to Cellstar to obtain the consent of each Mass Merchant for CellStar to provide to Cricket information on the aging and past due status of such Mass Merchant's outstanding invoices. CellStar shall not be obligated to provide such information, or copies of outstanding invoices, unless and until CellStar has received written consent of the Mass Merchant for such disclosure.

          4.2 Monthly Invoice and Reconciliation. CellStar will invoice Cricket monthly for amounts due to CellStar from Cricket pursuant to this Second Amendment. Invoiced amounts shall not include any additional administrative fee or other costs or fees incurred in connection with applicable Merchant Deducts or Vendor Requirements, except as permitted by the applicable Merchant Addendum. Each invoice will include an itemized reconciliation of amounts invoiced, amounts collected and amounts outstanding from each Mass Merchant as of the date of the invoice, in a format to be agreed upon between Cricket and CellStar. Invoices will be due and payable after review and approval by Cricket, but in no event later than thirty (30) days from the date of the invoice.

     SECTION 5. Transfer of Title and Risk of Loss. Notwithstanding any other provision in the Agreement, this Second Amendment, any Merchant Addendum, any vendor terms and conditions or purchase order requirements issued or imposed by any Mass Merchant, or in any other document, agreement or instrument by and between CellStar and any Mass Merchant or Cricket, or by and between Cricket and any Mass Merchant or CellStar, the parties understand and agree that title to and risk of loss for all Product shipped by CellStar to any Mass Merchant under the Agreement or this Second Amendment shall pass to the Mass Merchant upon submission by CellStar of an invoice for such Product. If CellStar procures insurance coverage for any Product shipped to a Mass Merchant, CellStar shall be entitled to recoup such insurance cost, without mark-up, in the invoice submitted to Cricket therefor, unless the Mass Merchant agrees to pay for said insurance. All claims for lost Product or shipping damage to Product shall be the sole responsibility of the Mass Merchants and Cricket, but only to the extent the benefit of the insurance procured by Cellstar inures to the direct benefit of Mass Merchant and Cricket, and such insurance is sufficient to cover the full replacement cost of the damaged or lost Product. CellStar shall provide any reasonably requested assistance to Cricket in Cricket's pursuit of any such claims.

     SECTION 6. Payments Held in Trust. If Cricket should receive in error any payment due CellStar from any Mass Merchant on any account receivable or other obligation due to CellStar, Cricket shall promptly notify CellStar of the receipt of such funds, hold such funds in trust for the sole and exclusive benefit of CellStar, and pay over to CellStar such funds on demand by CellStar, provided that if Cricket is aware of the Mass Merchant's mispayment then Cricket shall pay such amounts over to CellStar no later than the tenth (10th) day from the date of receipt of such funds.

     SECTION 7. No Violation. Each party hereby confirms that nothing in the Agreement, this Second Amendment or any of the transactions contemplated hereby, would constitute a breach or give rise to a default under any of its material agreements with its creditors, lenders or any other third party.

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     SECTION 8.  All Other Provisions of Agreement Unaffected. Except as
specifically modified by this Second Amendment, all other terms and conditions contained in the Agreement shall remain in full force and effect. Nothing herein shall be construed as invalidating or in any way effecting the parties' mutual commitments and obligations under their prior management of sales and shipments to any Mass Merchant notwithstanding the absence of any specific agreement in writing covering that management or that such occurred prior to the effective date of this Second Amendment.

     SECTION 9. Security Interest in Mobile Phone Handsets. Cricket has granted a security interest in substantially all of its property to State Street Bank and Trust Company, as collateral agent ("State Street"), under that certain Security Agreement, dated as of November 24, 1999, among Cricket, the other parties thereto, and State Street (the "Security Agreement"). The collateral relating to such security interest includes all of Cricket's inventory, including all of the following property owned by Cricket: mobile phone handsets, packaging materials, and other goods to be consumed in Cricket's business. CellStar agrees to hold all property owned by Cricket in the possession of CellStar (including all Cricket owned mobile phone handsets and all other Cricket owned inventory) subject to the security interest created under the Security Agreement and to the instructions of State Street as collateral agent. CellStar agrees to waive and release any Lien held by it with respect to all such property, whether arising by operation of law or otherwise. For purposes of this Section, the term "Lien" means any lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such property of Cricket.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment by and through their duly authorized representatives as of the effective date first set forth above.

CELLSTAR, LTD.                              CRICKET COMMUNICATIONS, INC.
By: National Auto Center, Inc.
Its: General Partner

   By: /s/ Elaine Flud Rodriguez            By: /s/ Don McGuire
       -------------------------------          --------------------------------

   Name: Elaine Flud Rodriguez              Name: Don McGuire
         -----------------------------            ------------------------------

   Title: Senior V.P.                       Title: V.P. Sales & Marketing
          ----------------------------             -----------------------------

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